Exhibit 99.1

Anika Reports First Quarter 2016 Financial Results

Total Revenue Increased 44% Year-over-Year

Commenced $25 million Accelerated Share Repurchase Program

BEDFORD, Mass.--(BUSINESS WIRE)--April 27, 2016--Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated orthopedic medicines company specializing in therapeutics based on its proprietary hyaluronic acid (“HA”) technology, today reported financial results for the first quarter ended March 31, 2016, along with business progress in the period.

“We are off to a strong start in 2016, with total revenue growth of 44% year-over-year for the first quarter and advancement of our long-term growth strategy,” said Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “We received CE Mark approval for CINGAL and continued to strengthen our infrastructure to support future growth. We also commenced our $25 million accelerated share repurchase program, reflecting our confidence in the business and deep commitment to creating shareholder value. We were pleased to continue our solid momentum in the first quarter, and we remain focused on positioning Anika for sustained growth.”

First Quarter Financial Results

  Total revenue for the first quarter of 2016 increased 44% to $22.3 million, compared to $15.5 million for the first quarter of 2015. The increase was driven primarily by domestic ORTHOVISC and MONOVISC revenue.
  Orthobiologics revenue grew 64% year-over-year in the first quarter of 2016. ORTHOVISC maintained its position as the leading multiple-injection product. MONOVISC continued to hold the number two position in the single-injection segment.
  ORTHOVISC and MONOVISC U.S. end user revenue increased 11% year-over-year in the first quarter of 2016. Product sales to the Company’s U.S. commercial partner increased by $5.8 million as compared to the first quarter of 2015, which was heavily impacted by our commercial partner’s inventory rebalancing activities.
  Total operating expenses for the first quarter of 2016 were $11.6 million, compared to $10.0 million for the first quarter of 2015.
  Net income for the first quarter of 2016 increased $3.4 million to $6.9 million, or $0.45 per diluted share, compared to $3.5 million, or $0.23 per diluted share, for the first quarter of 2015.

Recent Business Highlights

The Company made key commercial, operational, pipeline, and financial advancements, including:

  Achieving CE Mark approval for CINGAL to treat pain associated with osteoarthritis of human joints.
  Advancing its product pipeline with continued progress on the FastTRACK Phase III HYALOFAST study and on the Phase III MONOVISC study for the treatment of osteoarthritis pain in the hip.
  Entering into an accelerated share repurchase program to repurchase $25 million of its outstanding common stock. The Company initially received approximately 377,000 shares, which represents approximately 70% of the total shares to be repurchased under the program through its expected conclusion in August 2016.
  Strengthening its executive leadership team and expanding its corporate capabilities with the appointments of Stephen R. Mascioli, M.D., MPH, as Chief Medical Officer and Dana M. Alexander as Chief Operations Officer.
  Continuing to progress with the full integration of the Company’s global manufacturing operations under one roof in Anika’s Bedford, Mass. global headquarters.

Conference Call Information

Anika’s management will hold a conference call and webcast to discuss its financial results and business highlights tomorrow, Thursday, April 28th at 9:00 am ET. The conference call can be accessed by dialing 1-855-468-0611 (toll-free domestic) or 1-484-756-4332 (international). A live audio webcast will be available in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation may also be accessed via the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

About Anika Therapeutics, Inc.

Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated orthopedic medicines company based in Bedford, Mass. Anika is committed to improving the lives of patients with degenerative orthopedic diseases and traumatic conditions by providing clinically meaningful therapeutic pain management solutions along the continuum of care, from palliative care to regenerative medicine. The Company has over two decades of expertise developing, manufacturing and commercializing more than 20 products, in markets across the globe, based on its proprietary hyaluronic acid (HA) technology. Anika’s orthopedic medicine portfolio is comprised of marketed (ORTHOVISC® and MONOVISC®) and pipeline (CINGAL® and HYALOFAST® in the U.S.) products to alleviate pain and restore joint function by replenishing depleted HA and aiding cartilage repair and regeneration. For more information about Anika, please visit http://www.anikatherapeutics.com.

Forward-Looking Statements

The statements made in the first sentence of the second paragraph and the third bullet point in the section captioned “Recent Business Highlights” of this press release, which are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to the Company’s future growth prospects, the Company’s advancement of its long-term growth strategy, and the expected timeline for completion of the Company’s accelerated share repurchase program. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties, and other factors. The Company’s actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company’s ability to successfully commence and/or complete clinical trials of its products, including for HYALOFAST, on a timely basis or at all; (ii) the Company’s ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company’s research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company’s clinical studies, manufacturing operations, and production planning; (vi) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company’s ability to successfully commercialize its products, in the U.S. and abroad; (ix) the Company’s ability to provide an adequate and timely supply of its products to its customers; and (x) the Company’s ability to achieve its growth targets. Additional factors and risks are described in the Company’s periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC’s website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Product revenue	$22,278	$15,515
Licensing, milestone and contract revenue	5	5
Total revenue	22,283	15,520

Operating expenses:
Cost of product revenue	5,425	4,313
Research & development	2,159	2,098
Selling, general & administrative	3,990	3,605
Total operating expenses	11,574	10,016
Income from operations	10,709	5,504
Interest income, net	72	24
Income before income taxes	10,781	5,528
Provision for income taxes	3,886	2,012
Net income	$6,895	$3,516

Basic net income per share:
Net income	$0.46	$0.24
Basic weighted average common shares outstanding	14,875	14,905
Diluted net income per share:
Net income	$0.45	$0.23
Diluted weighted average common shares outstanding	15,307	15,330

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data and per share data)
(unaudited)

	March 31,	December 31,
ASSETS	2016	2015
Current assets:
Cash and cash equivalents	$92,837	$110,707
Investments	23,000	27,751
Accounts receivable, net of reserves of $174 and $167 at March 31, 2016 and December 31, 2015, respectively	14,798	21,652
Inventories	15,765	14,938
Prepaid expenses and other current assets	1,500	1,385
Total current assets	147,900	176,433
Property and equipment, net	46,839	40,108
Long-term deposits and other	69	69
Intangible assets, net	11,859	11,656
Goodwill	7,790	7,482
Total Assets	$214,457	$235,748

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,263	$8,302
Accrued expenses and other current liabilities	5,999	4,778
Income taxes payable	1,603	4,198
Total current liabilities	10,865	17,278
Other long-term liabilities	739	781
Long-term deferred revenue	63	66
Deferred tax liability	7,422	6,775
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 14,768,325 and 15,036,808 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	148	150
Additional paid-in-capital	58,536	81,685
Accumulated other comprehensive loss	(5,873)	(6,649)
Retained earnings	142,557	135,662
Total stockholders’ equity	195,368	210,848
Total Liabilities and Stockholders’ Equity	$214,457	$235,748

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data

Revenue by Product Line and Product Gross Margin
(in thousands, except percentages)
(unaudited)

	Quarter Ended March 31,
	2016	%	2015	%
Orthobiologics	$19,587	88%	$11,973	77%
Surgical	1,318	6%	1,390	9%
Dermal	381	2%	416	3%
Other	992	4%	1,736	11%
Product Revenue	$22,278	100%	$15,515	100%

Product Gross Profit	$16,853		$11,202
Product Gross Margin	76%		72%

Total Product Revenue by Geographic Region
(in thousands, except percentages)
(unaudited)

	Quarter Ended March 31,
	2016	%	2015	%
Geographic Location:
United States	$18,011	80%	$12,591	81%
Europe	2,565	12%	1,986	13%
Other	1,702	8%	938	6%
Product Revenue	$22,278	100%	$15,515	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., President and CEO
or
Sylvia Cheung, CFO
781-457-9000